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                                                                     EXHIBIT 4.9


                 Amendment Number 1 dated June 17, 1999 to the
        1993 Stock Option and Incentive Plan of Syntroleum Corporation


          WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 30, 1998 between Syntroleum Corporation, a Kansas corporation then named SLH Corporation ("Syntroleum-Kansas"), and Syntroleum Corporation, an Oklahoma corporation ("Syntroleum Oklahoma"), Syntroleum-Kansas assumed the 1993 Stock Option and Incentive Plan of Syntroleum-Oklahoma (the "Plan").

          WHEREAS, Syntroleum-Kansas entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1999 with Syntroleum Corporation, a Delaware corporation ("Syntroleum-Delaware"); and

          WHEREAS, the Merger Agreement provides for the merger of Syntroleum-Kansas with and into Syntroleum-Delaware (the "Merger" and together with the other transactions contemplated thereby, the "Reincorporation"); and

          WHEREAS, Article IV of the Merger Agreement provides that the Stock Option Plans (as defined therein) and other employee benefit and compensation plans and agreements of Syntroleum-Kansas shall be assumed by and become plans and agreements of Syntroleum-Delaware immediately after the Effective Time (as defined therein); and

          WHEREAS, the Plan is a Stock Option Plan as contemplated in the Merger Agreement and therefore was assumed by and continues as a plan and agreement of Syntroleum-Delaware at the Effective Time;

          NOW, THEREFORE, Syntroleum-Delaware does hereby adopt the Plan and does hereby amend the Plan, effective June 17, 1999, to provide for certain other changes as follows:

          1.     Section 2.5 of the Plan is amended to read as follows:

                 "2.5 'Company' means Syntroleum Corporation, a Delaware corporation."

          2.     Section 2.18 of the Plan is amended to read as follows:

                 "2.18 'Shares' means shares of the Company's common stock, par value $0.01 per share, or if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security."
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             3.   The first sentence of Section 5 of the Plan is amended to read as follows:

                  "The Company hereby reserves 2,579,800 Shares for issuance in connection with Awards under the Plan, subject to adjustment under Section 19."

             4. The last sentence of Section 26 of the Plan is amended to read as follows:

                  "The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware."



                                              SYNTROLEUM CORPORATION,
                                              a Delaware corporation



                                              /s/ Eric Grimshaw
                                              -------------------------
                                              Eric Grimshaw
                                              Secretary

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